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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in this registration statement of Union Texas Petroleum Holdings, Inc. on Form S-3 filed on or about November 7, 1995 of our report dated August 21, 1995, on our audit of the historical summary of Union Texas Petroleum Holdings, Inc.'s interest in the oil and gas revenues and direct operating expenses of the property acquired from Oryx U.K. Energy Company for the year ended December 31, 1994 which report is included in Amendment No. 1 to Current Report on Form 8-K/A filed October 2, 1995. We also consent to the reference to our firm under the caption "Experts."

COOPERS & LYBRAND L.L.P.

Dallas, Texas
November 6, 1995